Exhibit 24
TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS that each of the undersigned individuals, in their capacity as a management committee member or officer, or both, as hereinafter set forth below their signature, of TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC, a Delaware limited liability company (“Transco”), does hereby constitute and appoint RICHARD D. RODEKOHR AND JEFFREY P. HEINRICHS their true and lawful attorneys and each of them (with full power to act without the other) their true and lawful attorneys for them and in their name and in their capacity as a director or officer, or both, of Transco, as hereinafter set forth below their signature, to sign Transco’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008, and any and all amendments thereto or all instruments necessary or incidental in connection therewith; and
          Each of said attorneys shall have full power of substitution and resubstitution, and said attorneys or any of them or any substitute appointed by any of them hereunder shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys or any of them or of any such substitute pursuant hereto.
          IN WITNESS WHEREOF, the undersigned have executed this instrument, all as of the 5th day of February, 2009.

/s/ Frank J. Ferazzi	/s/ Steven J. Malcolm

Frank J. Ferazzi Management Committee Member	Steven J. Malcolm Management Committee Member

/s/ Phillip D. Wright Phillip D. Wright Management Committee Member